Exhibit 99.3
The Detroit Edison Company
Consolidated Statement of Operations (unaudited)

	Three Months Ended
	March 31
(in Millions)	2005	2004
Operating Revenues	$990	$886

Operating Expenses
Fuel and purchased power	301	216
Operation and maintenance	321	343
Depreciation and amortization	150	114
Taxes other than income	69	68

	841	741

Operating Income	149	145

Other (Income) and Deductions
Interest expense	64	72
Interest income	(1)	—
Other income	(12)	(15)
Other expenses	18	22

	69	79

Income Before Income Taxes	80	66

Income Tax Provision	25	22

Net Income	$55	$44

See Notes to Consolidated Financial Statements (Unaudited)

The Detroit Edison Company
Consolidated Statement of Financial Position

	(Unaudited)
	March 31	December 31
	2005	2004
(in Millions)
ASSETS
Current Assets
Cash and cash equivalents	$20	$6
Restricted cash	22	75
Accounts receivable
Customer (less allowance for doubtful accounts of $51 and $55, respectively)	308	258
Accrued unbilled revenues	157	207
Other	96	120

Inventories
Fuel	104	100
Materials and supplies	117	118
Note receivable from Affiliate	—	85
Other	108	46

	932	1,015

Investments
Nuclear decommissioning trust funds	593	590
Other	53	55

	646	645

Property
Property, plant and equipment	13,017	12,931
Less accumulated depreciation and depletion.	(5,396)	(5,354)

	7,621	7,577

Other Assets
Regulatory assets	2,080	2,053
Securitized regulatory assets	1,414	1,438
Other	105	114

	3,599	3,605

Total Assets	$12,798	$12,842

See Notes to Consolidated Financial Statements (Unaudited)

The Detroit Edison Company
Consolidated Statement of Financial Position

	(Unaudited)
	March 31	December 31
	2005	2004
(in Millions, Except Shares)
LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities
Accounts payable	$311	$346
Accrued interest	56	79
Dividends payable	76	76
Accrued payroll	22	12
Accrued vacations	78	76
Short-term borrowings	184	—
Accrued PSCR refund	118	112
Current portion of long-term debt, including capital leases	329	499
Other	129	130

	1,303	1,330

Other Liabilities
Deferred income taxes	1,949	1,941
Regulatory liabilities	264	253
Asset retirement obligations (Note 1)	883	869
Unamortized investment tax credit	122	125
Nuclear decommissioning	78	77
Accrued pension liability	267	247
Other	688	676

	4,251	4,188

Long-Term Debt (net of current portion)
Mortgage bonds, notes and other	2,879	2,879
Securitization bonds	1,345	1,400
Capital lease obligations	63	66

	4,287	4,345

Contingencies (Notes 3 and 5)

Shareholder’s Equity
Common stock, $10 par value, 400,000,000 shares authorized, 138,632,324 shares issued and outstanding	1,386	1,386
Premium on common stock	1,104	1,104
Common stock expense	(44)	(44)
Retained earnings	509	531
Accumulated other comprehensive income	2	2

	2,957	2,979

Total Liabilities and Shareholder’s Equity	$12,798	$12,842

See Notes to Consolidated Financial Statements (Unaudited)

The Detroit Edison Company
Consolidated Statement of Cash Flows (Unaudited)

	Three Months Ended
	March 31
	2005	2004
(in Millions)
Operating Activities
Net Income	$55	$44
Adjustments to reconcile net income to net cash from operating activities:
Depreciation, depletion and amortization	150	114
Deferred income taxes	9	113
Changes in assets and liabilities, exclusive of changes shown separately (Note 1)	(37)	(153)

Net cash from operating activities	177	118

Investing Activities
Plant and equipment expenditures	(151)	(147)
Restricted cash for debt redemptions	53	55
Notes receivable from affiliate	85	—
Other investments	(26)	(15)

Net cash used for investing activities	(39)	(107)

Financing Activities
Issuance of long-term debt	395	—
Redemption of long-term debt	(626)	(61)
Short-term borrowings, net	184	132
Dividends on common stock	(76)	(74)
Other	(1)	(1)

Net cash used for financing activities	(124)	(4)

Net Increase (Decrease) in Cash and Cash Equivalents	14	7
Cash and Cash Equivalents at Beginning of the Period	6	6

Cash and Cash Equivalents at End of the Period	$20	$13

See Notes to Consolidated Financial Statements (Unaudited)

The Detroit Edison Company
Consolidated Statement of Changes in Shareholder’s Equity
and Comprehensive Income (unaudited)

			Premium			Accumulated
(Dollars in Millions,			on	Common		Other
Shares in Thousands)	Common Stock		Common	Stock	Retained	Comprehensive
	Shares	Amount	Stock	Expense	Earnings	Income	Total
Balance, December 31, 2004	138,632	$1,386	$1,104	$(44)	$531	$2	$2,979

Net income	—	—	—	—	55	—	55
Dividends declared on common stock	—	—	—	—	(77)	—	(77)

Balance, March 31, 2005	138,632	$1,386	$1,104	$(44)	$509	$2	$2,957

The following table displays other comprehensive income for the three-month periods ended March 31:

	2005	2004
(in Millions)
Net income	$55	$44

Comprehensive income	$55	$44

See Notes to Consolidated Financial Statements (Unaudited)

The Detroit Edison Company
Notes to Consolidated Financial Statements (unaudited)
NOTE 1 — GENERAL
These consolidated financial statements should be read in conjunction with the notes to consolidated financial statements included in the 2004 Annual Report on Form 10-K.
The accompanying consolidated financial statements are prepared using accounting principles generally accepted in the United States of America. These accounting principles require us to use estimates and assumptions that impact the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from our estimates.
The consolidated financial statements are unaudited, but in our opinion include all adjustments necessary for a fair statement of the results for the interim periods. Financial results for this interim period are not necessarily indicative of results that may be expected for any other interim period or for the fiscal year.
We reclassified certain prior year balances to match the current year’s financial statement presentation.
Segment Realignment
Through the first quarter of 2005, we operated our business through two strategic business units (Energy Resources and Energy Distribution). In the second quarter of 2005, we have combined the previous two segments into a single segment that more closely reflects how we operate and manage our business. Based on this structure we set strategic goals, allocate resources and evaluate performance.
Consolidated Statement of Cash Flows
The components of changes in assets and liabilities follow:

	Three Months Ended
	March 31
	2005	2004
(in Millions)
Changes in Assets and Liabilities, Exclusive of Changes Shown Separately
Accounts receivable, net	$(23)	$(18)
Accrued unbilled receivables	50	6
Inventories	(3)	21
Accrued pensions	27	29
Accounts payable	(35)	(14)
Accrued PSCR refund	(8)	46
Income taxes payable	10	(90)
General taxes	7	(4)
Risk management and trading activities	—	(1)
Other	(62)	(128)

	$(37)	$(153)

Supplementary cash and non-cash information follows:

	Three Months Ended
	March 31
(in Millions)	2005	2004
Cash Paid
Interest (excluding interest capitalized)	$87	$94
Income taxes	$—	$1

Non-cash Financing Activity
Common stock issued to parent company in conjunction with parent company common stock contribution to pension plan	$—	$170

Asset Retirement Obligations
SFAS No. 143, “Accounting for Asset Retirement Obligations,” requires that the fair value of an asset retirement obligation be recognized in the period in which it is incurred. We identified a legal retirement obligation for the decommissioning costs for our Fermi 1 and Fermi 2 nuclear plants. We believe that adoption of SFAS No. 143 results primarily in timing differences in the recognition of legal asset retirement costs that we are currently recovering in rates and will be deferring such differences under SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation.”
A reconciliation of the asset retirement obligation for the 2005 three-month period follows:

(in Millions)
Asset retirement obligations at January 1, 2005	$869
Accretion	14

Asset retirement obligations at March 31, 2005	$883

A significant portion of the asset retirement obligations represents nuclear decommissioning liabilities which are funded through a surcharge to electric customers over the life of the Fermi 2 nuclear plant.
Retirement Benefits and Trusteed Assets
The components of net periodic benefit costs for qualified and non-qualified pension benefits and other postretirement benefits follow:

			Other Postretirement
(in Millions)	Pension Benefits		Benefits
Three Months Ended March 31	2005	2004	2005	2004
Service Cost	$14	$13	$11	$8
Interest Cost	33	33	20	18
Expected Return on Plan Assets	(34)	(31)	(15)	(12)
Amortization of
Net loss	13	12	11	9
Prior service cost	2	2	1	—
Net transition liability	—	—	2	2

Net Periodic Benefit Cost	$28	$29	$30	$25

NOTE 2 – NEW ACCOUNTING PRONOUNCEMENTS
Medicare Act Accounting
In May 2004, FASB Staff Position (FSP) No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003,” was issued on accounting for the effects of the Medicare Act. In the second quarter of 2004, we adopted FSP No. 106-2, retroactive to January 1, 2004 and as a result earnings for the first quarter of 2004 have been restated. As a result of the adoption, our accumulated postretirement benefit obligation for the subsidy related to benefits attributed to past service was reduced by approximately $70 million and was accounted for as an actuarial gain. The effects of the subsidy reduced net postretirement costs by $3 million in the first quarter of 2004.
Accounting for Conditional Asset Retirement Obligations
In March 2005, the FASB issued Interpretation No. 47 (FIN 47), “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143.” FIN 47 seeks to clarify the requirement to record liabilities stemming from a legal obligation to perform asset retirement activities on fixed assets when that retirement is conditioned on a future event. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The Company is currently assessing the effects of this interpretation, and has not yet determined the impact on the consolidated financial statements.
NOTE 3 – REGULATORY MATTERS
Electric Rate Restructuring Proposal
On February 4, 2005, Detroit Edison filed a rate restructuring proposal with the MPSC to restructure its electric rates and begin phasing out subsidies that are part of its current pricing structure. The proposal would adjust rates for each customer class to be reflective of the full costs incurred to service such customers. Under the proposal, commercial and industrial rates would be lowered, but residential rates would increase over a five-year period beginning in 2007. The MPSC anticipates that this proceeding will be completed in time to have new rates in effect no later than January 1, 2006.
Other Postretirement Benefits Costs Tracker
On February 10, 2005, Detroit Edison filed an application, pursuant to the MPSC’s November 2004 final rate order, requesting MPSC approval of a proposed tracking mechanism for retiree health care costs. This mechanism would recognize differences between cost levels collected in rates and the actual costs under current accounting rules as regulatory assets or regulatory liabilities with an annual reconciliation proceeding before the MPSC.
2004 PSCR Reconciliation and 2004 Net Stranded Cost Case
In accordance with the MPSC’s direction in the Detroit Edison’s November 2004 final rate order, on March 31, 2005, Detroit Edison filed a joint application and testimony in its 2004 PSCR Reconciliation Case and its 2004 Net Stranded Cost Recovery Case. The combined proceeding will provide a comprehensive true-up of the 2004 PSCR and production fixed cost stranded cost calculations, including treatment of the Company’s third party wholesale sales revenues. In the filing, Detroit Edison recommended the following distribution of the $218 million of third party wholesale sale revenues; $91 million to offset PSCR fuel expense, $74 million to offset 2004 production operation and maintenance expense, $40 million to offset 2004 PSCR expense and $13 million to offset 2004 production fixed cost stranded costs. Based upon this allocation of third party wholesale sales revenues, Detroit Edison recommends the return of approximately $8 million in over-collections to its PSCR customers and the recovery of approximately $99 million in net stranded costs from its electric Customer Choice customers. Included with the application was the filing of a motion for a temporary interim order requesting the continuation of the existing electric Customer Choice transition charges until a final order is issued.
DTE2 Accounting Application
In 2003, we began the implementation of DTE2, a Company-wide initiative to improve existing processes and to implement new core information systems, including finance, human resources, supply chain and work management. The new information systems are replacing systems that are approaching the end of their useful lives. We expect the benefits of DTE2 to include lower costs, faster business cycles, repeatable and optimized processes, enhanced internal controls, improvements in inventory management and reductions in system support costs.
In July 2004, Detroit Edison filed an accounting application with the MPSC requesting authority to capitalize and amortize DTE2 costs, consisting of computer equipment, software and development costs, as well as related training, maintenance and overhead costs. In March 2005, a settlement agreement was reached with all parties to this proceeding providing for the deferral of up to $60 million of certain DTE2 costs that would otherwise be expensed, as a regulatory asset for future rate recovery starting January 1, 2006. In addition, DTE2 costs recorded as plant assets will be amortized over a 15-year period. In April 2005, the MPSC approved the settlement agreement.
Power Supply Recovery Proceedings
2005 Plan Year – In September 2004, Detroit Edison filed its 2005 PSCR plan case seeking approval of a levelized PSCR factor of 1.82 mills per kWh above the amount included in base rates. In December 2004, Detroit Edison filed revisions to its 2005 PSCR plan case in accordance with the November 2004 MPSC rate order. The revised filing seeks approval of a levelized PSCR factor of up to 0.48 mills per kWh above the new base rates established in the final electric rate order. Included in the factor are power supply costs, transmission expenses and NOx emission allowance costs. Detroit Edison self-implemented a factor of a negative 2.00 mills per kWh on January 1, 2005. At March 31, 2005, Detroit Edison has recorded an under-recovery of approximately $14 million related to the 2005 plan year. The Michigan Attorney General has filed a motion for summary disposition of this proceeding based on arguments that the PSCR statute requires a fixed 48-month PSCR factor. We cannot predict the nature or timing of actions the MPSC will take on this motion.
Other
We are unable to predict the outcome of the regulatory matters discussed herein. Resolution of these matters is dependent upon future MPSC orders, which may materially impact the financial position, results of operations and cash flows of the Company.
NOTE 4 – LONG -TERM DEBT
In February 2005, we issued $400 million of senior notes in two series, $200 million of 4.8% series due 2015 and $200 million of 5.45% series due 2035. The proceeds were used to redeem the $385 million of 7.5% Quarterly Income Debt Securities due 2026 to 2028.
Also in February 2005, we redeemed $76 million of 7.5% senior notes and $100 million of 7.0% remarketed secured notes, which matured February 2005.

NOTE 5 – COMMITMENTS AND CONTINGENCIES
Environmental
Air - The EPA issued ozone transport and acid rain regulations and, in December 2003, proposed additional emission regulations relating to ozone, fine particulate and mercury air pollution. The new rules have led to additional controls on fossil-fueled power plants to reduce nitrogen oxide, sulfur dioxide, carbon dioxide and particulate emissions. To comply with these new controls, Detroit Edison has spent approximately $580 million through December 2004, and estimates that it will spend up to $100 million in 2005 and incur up to $1.8 billion of additional future capital expenditures through 2018 to satisfy both the existing and proposed new control requirements. Under the June 2000 Michigan restructuring legislation, beginning January 1, 2004, annual return of and on this capital expenditure, in excess of current depreciation levels, could be deferred in ratemaking, until after the expiration of the rate cap period, presently expected to end on December 31, 2005 upon MPSC authorization. Under PA 141 and the MPSC’s November 2004 final rate order, we believe that prudently incurred capital expenditures, in excess of current depreciation levels, are recoverable in rates.
Water - Detroit Edison is required to examine alternatives for reducing the environmental impacts of the cooling water intake structures at several of its facilities. Based on the results of the studies to be conducted over the next several years, Detroit Edison may be required to install additional control technologies to reduce the impacts of the intakes. It is estimated that we will incur up to $50 million over the next five to seven years in additional capital expenditures for Detroit Edison.
Contaminated Sites - Detroit Edison conducted remedial investigations at contaminated sites, including two former manufactured gas plant sites, the area surrounding an ash landfill and several underground and aboveground storage tank locations. The findings of these investigations indicated that the cost to remediate these sites is approximately $8 million, which is expected to be incurred over the next several years. As a result of the investigation, Detroit Edison accrued an $8 million liability during 2004.
Personal Property Taxes
Prior to 1999, Detroit Edison and other Michigan utilities asserted that Michigan’s valuation tables result in the substantial overvaluation of utility personal property. Valuation tables established by the Michigan State Tax Commission (STC) are used to determine the taxable value of personal property based on the property’s age. In November 1999, the STC approved new valuation tables that more accurately recognize the value of a utility’s personal property. The new tables became effective in 2000 and are currently used to calculate property tax expense. However, several local taxing jurisdictions have taken legal action attempting to prevent the STC from implementing the new valuation tables and have continued to prepare assessments based on the superseded tables. The legal actions regarding the appropriateness of the new tables were before the Michigan Tax Tribunal (MTT) which, in April 2002, issued its decision essentially affirming the validity of the STC’s new tables. In June 2002, petitioners in the case filed an appeal of the MTT’s decision with the Michigan Court of Appeals. In January 2004, the Michigan Court of Appeals upheld the validity of the new tables. With no further appeal by the petitioners available, the MTT began to schedule utility personal property valuation cases for Prehearing General Calls. Detroit Edison has filed motions and the MTT agreed to place the cases in abeyance pending the conclusion of settlement negotiations being conducted by State of Michigan Treasury officials. On February 14, 2005, MTT issued a scheduling order that lifts the prior abeyances in a significant number of Detroit Edison appeals. The scheduling order sets litigation calendars for these cases extending into mid-2006.
Detroit Edison continues to record property tax expense based on the new tables. Detroit Edison will continue through settlement or litigation to seek to apply the new tables retroactively and to ultimately resolve the pending tax appeals related to 1997 through 1999. This is a solution supported by the STC in the past. To the extent that settlements cannot be achieved with the jurisdictions, litigation regarding the valuation of utility property will delay any recoveries by Detroit Edison.
Other Commitments
Detroit Edison has an Energy Purchase Agreement to purchase steam and electricity from the Greater Detroit Resource Recovery Authority (GDRRA). Under the Agreement, Detroit Edison will purchase steam through 2008 and electricity through June 2024. In 1996, a special charge to income was recorded that included a reserve for steam purchase commitments in excess of replacement costs from 1997 through 2008. The reserve for steam purchase commitments is being amortized to fuel, purchased power and gas expense with non-cash accretion expense being recorded through 2008. During the first quarter of 2005 we purchased $12 million of steam and electricity. For the full year 2004, we purchased $42 million of steam and electricity. We estimate steam and electric purchase commitments through 2024 will not exceed $472 million. In January 2003, we sold the steam heating business of Detroit Edison to Thermal Ventures II, LP. Due to terms of the sale, Detroit Edison remains contractually obligated to buy steam from GDRRA until 2008 and recorded an additional liability of $20 million for future commitments. Also, we have guaranteed bank loans that Thermal Ventures II, LP may use for capital improvements to the steam heating system.
At December 31, 2004, we have entered into numerous long-term purchase commitments relating to a variety of goods and services required for our business. These agreements primarily consist of fuel supply commitments. We estimate that these commitments will be approximately $1.4 billion through 2018. We also estimate that 2005 base level capital expenditures will be $800 million. We have made certain commitments in connection with expected capital expenditures.
Bankruptcies
We purchase and sell electricity from and to numerous companies operating in the steel, automotive, energy and retail industries. Several customers have filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. We have negotiated or are currently involved in negotiations with each of the companies, or their successor companies, that have filed for bankruptcy protection. We regularly review contingent matters relating to purchase and sale contracts and record provisions for amounts considered probable of loss. We believe our previously accrued amounts are adequate for probable losses. The final resolution of these matters is not expected to have a material effect on our financial statements in the period they are resolved.
Other
We are involved in certain legal, regulatory, administrative and environmental proceedings before various courts, arbitration panels and governmental agencies concerning claims arising in the ordinary course of business. These proceedings include certain contract disputes, environmental reviews and investigations, audits, inquiries from various regulators, and pending judicial matters. We cannot predict the final disposition of such proceedings. We regularly review legal matters and record provisions for claims that are considered probable of loss. The resolution of pending proceedings is not expected to have a material effect on our operations or financial statements in the period they are resolved.
See Note 3 for a discussion of contingencies related to Regulatory Matters.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholder of
The Detroit Edison Company
We have reviewed the accompanying condensed consolidated statement of financial position of The Detroit Edison Company and subsidiaries as of March 31, 2005, and the related condensed consolidated statements of operations and cash flows for the three-month periods ended March 31, 2005 and 2004, and changes in shareholder’s equity and comprehensive income for the three-month period ended March 31, 2005 and the three-month periods ended March 31, 2005 and 2004, respectively. These interim financial statements are the responsibility of The Detroit Edison Company’s management.
We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.
Based on our reviews, we are not aware of any material modifications that should be made to such condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.
We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statement of financial position of The Detroit Edison Company and subsidiaries as of December 31, 2004, and the related consolidated statements of operations, cash flows and changes in shareholder’s equity and comprehensive income for the year then ended (not presented herein); and in our report dated March 15, 2005 (August 4, 2005 as to Note 1 — Segment Realignment) (which report includes an explanatory paragraph relating to the change in the methods of accounting for asset retirement obligations in 2003), we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated statement of financial position as of December 31, 2004 is fairly stated, in all material respects, in relation to the consolidated statement of financial position from which it has been derived.
/s/ DELOITTE & TOUCHE LLP
Detroit, Michigan
May 10, 2005 (August 4, 2005 as to Note 1 — Segment Realignment)